Exhibit 4.1
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

Description of Ordinary Shares
As of December 31, 2024, Burford Capital Limited (the “Company”) had one (1) class of securities registered under Section 12 of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”)—namely, ordinary shares of no par value.
Set forth below is a summary of certain terms of the Company’s ordinary shares, memorandum of incorporation, articles of incorporation and the Companies (Guernsey) Law, 2008, as amended (the “Guernsey Companies Law”). The following description is not complete and is subject to, and qualified in its entirety by reference to, the Company’s memorandum of incorporation and articles of incorporation, each of which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and the Guernsey Companies Law. You should read the Company’s memorandum of incorporation and articles of incorporation for a complete statement of the provisions described below and for other provisions that may be important to you.
Memorandum of incorporation, articles of incorporation and Guernsey Companies Law
The Company is incorporated in Guernsey as a company limited by shares under registration number 50877. The Company is governed by its articles of incorporation, memorandum of incorporation and the Guernsey Companies Law, certain provisions of which (with the descriptions of such provisions summarized herein) may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by the Company’s board of directors (the “Board”) but that a shareholder of the Company might consider to be in its best interest or otherwise affect the rights of the shareholders of the Company more generally. Such provisions may also adversely affect prevailing market prices for the Company’s ordinary shares. The Company believes that such provisions are necessary to enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Board to be in the Company’s best interests and those of its shareholders.
Under the Company’s articles of incorporation, the Company has the authority to issue an unlimited number of shares of any par value, no par value or a combination of both. As of December 31, 2024, 219,421,904 ordinary shares were issued and outstanding. All of the Company’s issued and outstanding ordinary shares are fully paid and in registered form.
Objects and purposes
The objects of the Company’s business are unrestricted, as stated in paragraph 4 of the Company’s memorandum of incorporation.
Directors
Number
The number of directors shall be fixed exclusively by one (1) or more resolutions adopted from time to time by the Board but a minimum of one (1) director is required.

Appointment and removal
Subject to the Guernsey Companies Law, any person may be appointed or removed as director by an ordinary resolution.
At each annual general meeting, all of the directors shall retire. Retiring directors may be reappointed at such annual general meeting. The Board has the power to appoint any person to be a director to fill a vacancy; provided, however, that any director so appointed shall only hold office until the first annual general meeting after such appointment, at which annual general meeting the director may be reappointed by ordinary resolution.
Director’s interests
In accordance with the Guernsey Companies Law, a director must disclose any interest that such director may have in connection with any existing or proposed transaction by the Company. Subject to the provisions of the Guernsey Companies Law, and provided that the director has disclosed the nature and extent of any interest, such director:
•may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of director on such terms as to the tenure of office and otherwise as the directors may determine;
•may be party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;
•may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any company promoted by the Company or in which the Company is otherwise interested;
•shall not, by reason of his or her office, be accountable to the Company for any remuneration or benefit which he or she derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit;
•may (and such director’s firm, if any, may) act in a professional capacity for the Company (other than as auditor) and he or she or his or her firm shall be entitled to remuneration for professional services as though he or she were not a director of the Company; and
•may be counted in the quorum at any meeting where such director or any other director is appointed to hold any office or place of profit under the Company or where the terms of appointment are arranged, and such director may vote on any such appointment or arrangement other than such director’s own appointment or the terms thereof.
Borrowing powers
The Board may exercise all of the powers of the Company to borrow and to give guarantees, mortgage, hypothecate, pledge or charge all or part of the Company’s undertaking, property (present and future) or assets or uncalled capital and to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or any third party.
Shares
General
All of the Company’s issued and outstanding ordinary shares are fully paid. Holders of ordinary shares do not have conversion or redemption rights. There are no provisions in the Company’s memorandum of incorporation or articles of incorporation discriminating against a shareholder as a result of such shareholder’s ownership of a particular number of ordinary shares.

Preferred shares
The Board may provide for other classes of shares, including series of preferred shares. If any preferred shares are issued, the rights, preferences and privileges of the Company’s ordinary shares will be subject to, and may be adversely affected by, the rights of holders of such preferred shares. As of December 31, 2024, there were no preferred shares issued and outstanding.
Voting rights
Each holder of ordinary shares who is present in person (including any corporation by its duly authorized representative) or by proxy at a general meeting will have one (1) vote on a show of hands and one (1) vote for every share held by such holder on a poll. Ordinary resolutions require approval by a simple majority of the votes cast at a general meeting at which a quorum is present.
Dividends
The Company may declare dividends by ordinary resolution at a general meeting in accordance with the respective rights of any class of shares. No dividend shall exceed the amount recommended by the Board. Subject to the provisions of the Guernsey Companies Law, the Board may, if it thinks fit, from time to time pay interim dividends if it appears to the Board they are justified by the assets of the Company. Subject to rights which may attach to any other class of shares, holders of ordinary shares are entitled to receive ratably all dividends, if any, that are declared. Dividends may be paid in any currency that the Board determines.

Any dividend that has not been claimed after a period of twelve (12) years from the date it became due for payment will, if the Board so resolves, be forfeited.

Pre-emption rights
The Company may not allot equity securities to a person, other than a holder of ordinary shares, on any terms unless the following conditions are satisfied:
•the Company has made an offer to each person who holds ordinary shares to allot to them on the same or more favorable terms a proportion of those securities that is as nearly as practicable equal to the proportion in number held by them of all the issued ordinary shares; and
•the period, which shall not be less than fourteen (14) days, during which any offer may be accepted has expired or the Company has received notice of the acceptance or refusal of every offer so made.
For these purposes, “equity securities” means shares or a right to subscribe for or to convert securities into shares, and “ordinary shares” means shares other than shares that, in respect of dividends and/or capital, carry a right to participate only up to a specified amount.
These pre-emption rights are subject to certain exceptions, including allotments for non-cash consideration, allotments made under a power conferred on the directors by special resolution of the Company or allotments in respect of which the Company has resolved by special resolution that the pre-emption rights do not apply.
The Company also voluntarily complies with the UK Pre-Emption Group’s Statement of Principles although this is not strictly applicable to companies listed on AIM (as defined below).
Variation of rights
The rights attached to any class of shares may be varied only with the consent in writing of the holders of a majority of the shares of such class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of such class.

Winding up
If the Company is wound up, the Company may, with the sanction of a special resolution and any other sanction required by the Guernsey Companies Law, divide among the shareholders, in the form specified, the whole or any part of its assets in specie. The liquidator or, where there is no liquidator, the Board, may for such purpose set the value of any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders.
Meeting of shareholders
Under the Guernsey Companies Law, the Company is required to convene at least one (1) general meeting each calendar year, and no more than fifteen (15) months may elapse between one annual general meeting and the next. A majority of the Board may call a general meeting, and the Board must call a general meeting if the Company receives requests to do so from shareholders of more than ten percent (10%) of the Company’s share capital that carries the right to vote at general meetings of the Company (excluding treasury shares). Notice of any general meeting shall be given to each shareholder entitled to vote not less than ten (10) days nor more than sixty (60) days before the time fixed for the meeting. The notice shall, in addition to any other requirement of the Guernsey Companies Law, specify the day, time and place of the meeting, and the means of remote communications, if any, the business to be transacted and the terms of any resolution to be proposed, at the meeting and, in the case of an annual general meeting, shall specify the meeting as such. The notice may also specify a record date, which must not be less than ten (10) days nor more than sixty (60) days before the time fixed for the general meeting, by which a person must be entered on the register of members in order to have the right to attend or vote at the general meeting or appoint a proxy to do so.
Requirements for advance notification of shareholder proposals
The Company’s articles of incorporation establish advance notice procedures for any business proposed by the shareholders, including nominations of persons to be elected as a director or other proposals to be adopted by the Company, to be considered at a general meeting of shareholders. These provisions may have the effect of precluding the conduct of certain shareholder business at the general meeting if proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
Limitations on the rights to own the Company’s securities
The Company is not aware of any limitations on the rights to own its securities, including rights of non-resident or foreign shareholders to hold or exercise voting rights on its securities, imposed by foreign law or by the Company’s articles of incorporation or memorandum of incorporation.
Ownership threshold above which shareholder ownership must be disclosed
Article 3.14 of the Company’s articles of incorporation provides that the Company may send notice to any person who the Company knows or has reasonable cause to believe is, or at any time during the preceding three (3) years was, interested in the Company’s shares requiring that person to confirm such interest and provide additional details with respect to such interest. In addition, Article 3.18 of the Company’s articles of incorporation provides that a shareholder must notify the Company if the percentage of voting rights it holds requires notification under Rule 5 of the Disclosure Guidance and Transparency Rules of the UK Financial Conduct Authority.
The UK City Code on Takeovers and Mergers (the “UK City Code”) also imposes strict disclosure requirements with regard to dealings in the securities of an offeror or offeree company on all parties to a takeover and also on their respective associates during the course of an offer period.
Article 19 of the UK Market Abuse Regulation further requires persons discharging managerial responsibilities within the Company (and their persons closely associated) to notify the Company of transactions conducted on their own account in the Company’s shares or derivatives or certain financial instruments relating to the Company’s shares.

Exclusive forum and fees
Article 38.1 of the Company’s articles of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the US Securities Act of 1933, as amended, against the Company or any director, officer, employee or agent of the Company.
Article 38.2 of the Company’s articles of incorporate provides that, unless the Company consents in writing to the selection of an alternative forum, the courts of Guernsey shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any shareholder complaint asserting a cause of action arising under the Guernsey Companies Law or the Company’s articles of incorporation.
In addition, Article 38.3 of the Company’s articles of incorporation provides that the Company is entitled to security for costs in connection with any proceedings brought against it, including by a shareholder. This provision also applies to any proceeding brought against the Company by a shareholder in its capacity as a shareholder.
If a shareholder were to bring an action against the Company in the Royal Court of Guernsey, the prevailing party may recover from the other party certain fees, costs and expenses incurred in connection with the prosecution or defense of such action subject to the discretion of the Royal Court of Guernsey which considers each application for a costs order on its merits. Such recoverable fees, costs and expenses typically include reasonable Guernsey legal fees and may, in exceptional circumstances, include fees of non-Guernsey legal advisers and other costs on an indemnity basis.
Article 38.3 of the Company’s articles of incorporation is intended to protect the Company from the possibility that it prevails in a lawsuit brought by a shareholder in the Royal Court of Guernsey (or another jurisdiction where a prevailing party may be entitled to be reimbursed for its costs) but the losing party is unable or unwilling to honor its reimbursement obligation by requiring such shareholder to provide security in respect of the potential reimbursement obligation. Any demand by the Company to enforce the provisions of Article 38.3 for security in respect of an action brought in the Royal Court of Guernsey would be subject to the determination of the Royal Court of Guernsey. It is uncertain whether the provisions of Article 38.3 of the Company’s articles of incorporation would apply in respect of actions brought in courts other than the Royal Court of Guernsey.
Compliance with AIM rules
For as long as the Company’s ordinary shares are listed on the London Stock Exchange AIM (“AIM”), the Company will comply with the rules set forth in the AIM Rules for Companies.
Compliance with the UK City Code
The UK City Code applies to all offers for companies which have their registered office in the United Kingdom, the Channel Islands or the Isle of Man if any of their equity share capital or other transferable securities carrying voting rights are admitted to trading on a UK-regulated market or a UK multilateral trading facility or on any stock exchange in the Channel Islands or the Isle of Man.
As a company incorporated in Guernsey with a listing on AIM, the UK City Code currently applies to any takeover offer for the Company. This includes the requirement for a mandatory cash offer to be made if either (i) a person acquires an interest in shares which, when taken together with the shares in which persons acting in concert with it are interested, increases the percentage of shares carrying voting rights in which it is interested to thirty percent (30%) or more or (ii) a person, together with persons acting in concert with it, is interested in shares which in the aggregate carry not less than thirty percent (30%) of the voting rights of a company but does not hold shares carrying more than fifty percent (50%) of such voting rights and such person, or any person acting in concert with it, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which it is interested.

The UK City Code is issued and administered by the UK Takeover Panel. The UK City Code and the UK Takeover Panel operate principally to ensure that shareholders are treated fairly and are not denied an opportunity to decide on the merits of a takeover and that shareholders of the same class are afforded equivalent treatment by an offeror. The UK City Code also provides an orderly framework within which takeovers are conducted. In addition, it is designed to promote, in conjunction with other regulatory regimes, the integrity of the financial markets.

Brief details of the UK City Code, the UK Takeover Panel and the protections afforded by the UK City Code are set forth below.

General principles and rules of the UK City Code

The UK City Code is based upon a number of general principles, which are essentially statements of standards of commercial behavior. The general principles apply to takeovers and all other matters with which the UK City Code is concerned. They are applied by the UK Takeover Panel in accordance with their spirit to achieve their underlying purpose.

In addition to the general principles, the UK City Code contains a series of rules. Some of the rules provide more detail on how the general principles will be applied by the UK Takeover Panel and others govern specific aspects of takeover procedure. Like the general principles, the rules are to be interpreted to achieve their underlying purpose. Therefore, their spirit must be observed as well as their letter. The UK Takeover Panel may derogate or grant a waiver to a person from the application of a rule in certain circumstances.

Equality of treatment

General Principle 1 of the UK City Code states that all holders of the securities of an offeree company of the same class must be afforded equivalent treatment. Furthermore, Rule 16.1 of the UK City Code requires that, except with the consent of the UK Takeover Panel, special arrangements may not be made with certain shareholders if there are favorable conditions attached which are not being extended to all shareholders.

Information to shareholders

General Principle 2 of the UK City Code requires that the holders of the securities of an offeree company must have sufficient time and information to enable them to reach a properly informed decision on the takeover bid. Consequently, a document setting out full details of an offer must be sent to the offeree company’s shareholders.

Opinion of the offeree company’s board of directors and independent advice

The board of directors of the offeree company is required by Rule 3.1 of the UK City Code to obtain competent independent advice as to whether the financial terms of an offer are fair and reasonable and the substance of such advice must be made known to shareholders. Rule 25.2 of the UK City Code requires the board of directors of the offeree company to send to shareholders and persons with information rights its opinion on the offer and its reasons for forming that opinion. Such opinion must include the board of directors’ views on (i) the effects of implementation of the offer on all the company’s interests, including, specifically, employment and (ii) the offeror’s strategic plans for the offeree company and their likely repercussions on employment and the locations of the offeree company’s places of business.

The document sent to shareholders must also address other matters, such as interests and recent dealings in the securities of the offeror and the offeree company by relevant parties and whether the directors of the offeree company intend to accept or reject the offer in respect of their own beneficial shareholdings.

Rule 20.1 of the UK City Code states that, except in certain circumstances, information and opinions relating to an offer or a party to an offer must be made equally available to all offeree company’s shareholders and persons with information rights as nearly as possible at the same time and in the same manner.

Optionholders (including participants of compensation and benefit plans)

Rule 15 of the UK City Code provides that, when an offer is made and the offeree company has convertible securities outstanding (including pursuant to compensation or benefit plans), the offeror must make an appropriate offer or proposal to the holders of those securities to ensure their interests are safeguarded. Rule 15 of the UK City Code also applies in relation to holders of options and other subscription rights.

Listing
The Company’s ordinary shares are listed on the New York Stock Exchange and AIM, in each case, under the symbol “BUR”.
Differences between rights of the Company’s shareholders and rights of shareholders of Delaware corporations
As a company incorporated in Guernsey with a listing on AIM, the Company is governed by the Guernsey Companies Law and any takeover offer for the Company is subject to the UK City Code. The Guernsey Companies Law differs in certain material respects from laws applicable to US companies incorporated in the State of Delaware. The following table provides a summary of some significant differences between the provisions of the Guernsey Companies Law and the UK City Code applicable to the Company and its shareholders and the provisions of the Delaware General Corporation Law (the “DGCL”) applicable to US companies incorporated in the State of Delaware and their shareholders.

Corporate law issue	DGCL	Guernsey Companies Law
Shareholder meetings
•Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or bylaws. If a corporation fails to hold its annual meeting within a period of thirty (30) days after the date designated for the annual meeting or, if no date has been designated, for a period of thirteen (13) months after its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder or a director.
•May be held at such time or place as designated in the certificate of incorporation or the bylaws or, if not so designated, as determined by the board of directors.
•May be held inside or outside of the State of Delaware.
•Notice:
oWhenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
oWritten notice shall be given not less than ten (10) nor more than sixty (60) days before the meeting.
•The board of directors may fix a record date, which shall not be less than ten (10) nor more than sixty (60) days before the meeting.

•Unless a company’s memorandum of incorporation or articles of incorporation state otherwise, the directors are required to call a general meeting once the company receives requests to do so from shareholders who hold more than ten percent (10%) of the share capital of the company that carries the right of voting at general meetings (excluding treasury shares).
•Unless the shareholders pass a resolution exempting a company from holding an annual general meeting, the company must hold a general meeting of its members within a period of eighteen (18) months beginning on the date on which it was incorporated and thereafter at least once every calendar year (with no more than fifteen (15) months elapsing between one annual general meeting and the next).
•Subject to the articles of incorporation, a meeting may be held at any place in Guernsey or elsewhere.
•Notice:
oA meeting must be called by at least ten (10) days’ notice or such longer period as provided by the articles of incorporation.
oA meeting may be called by shorter notice if all shareholders entitled to attend and vote so agree.
oThe notice shall specify the date, time and place of the meeting, the information of any resolutions to be passed at the meeting and such other information as is required by the articles of incorporation.

Shareholders’ voting rights
•With limited exceptions, and unless the certificate of incorporation provides otherwise, shareholders may act by written consent to elect directors.
•Each shareholder entitled to vote may authorize another person or persons to act for such shareholder by proxy.
•The certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one-third (1/3) of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote, present in person or represented by proxy, shall constitute a quorum.
•The certificate of incorporation may provide for cumulative voting.

•Unless the memorandum of incorporation or articles of incorporation provide otherwise, directors are appointed by ordinary resolution of the shareholders.
•Any shareholder may appoint another person or persons to be their proxy to exercise all or any of their rights to attend, speak and vote at a meeting.
•Subject to the articles of incorporation, the quorum shall be two (2) shareholders holding five percent (5%) of the total voting rights of the company between them present at a meeting.
•Subject to certain limited exceptions, a provision of the articles of incorporation is void to the extent that it would have the effect of excluding or making ineffective a demand for a poll at general meeting.

Directors
•The board of directors must consist of at least one (1) director and is not subject to a maximum number of directors.
•The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes such number, in which case a change in the number shall be made only by amendment of the certificate of incorporation.
•A classified board of directors is permitted.
•The board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.
•Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote subject to exceptions that only apply to corporations with classified boards of directors or cumulative voting (e.g., unless the certificate of incorporation provides otherwise, in the case of a classified board of directors, shareholders may effect removal only for cause).

•Subject to the articles of incorporation, the board of directors must consist of at least one (1) director and is not subject to a maximum number of directors.
•A person will cease to be a director if such person:
oprovides written notice of his or her resignation to the company;
ois removed in accordance with the memorandum of incorporation and articles of incorporation;
obecomes ineligible to be a director under the laws of Guernsey;
odies; or
ootherwise vacates office in accordance with the memorandum of incorporation and articles of incorporation.

Interested shareholders’ transactions
•The DGCL contains a business combination statute applicable to corporations whereby, unless the corporation has specifically elected not to be governed by such statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three (3) years following the date that such shareholder becomes an interested shareholder, unless certain conditions are met. An interested shareholder generally is a person or a group that owns at least fifteen percent (15%) of the corporation’s outstanding voting stock.
•The prohibition on business combinations with interested stockholders does not apply in some cases, including if:
othe corporation’s board of directors, prior to the time of the transaction in which the stockholder became an interested stockholder, approves the business combination or the transaction in which the stockholder becomes an interested stockholder;
oupon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (excluding stock owned by certain persons) of the corporation outstanding at the time the transaction commenced; or
oat or after the time of the person became an interested stockholder, the corporation and the holders of at least two-thirds (2/3) of the outstanding voting stock not owned by the interested stockholder approve, at an annual or special meeting of stockholders, and not by written consent, the business combination.

•The Guernsey Companies Law does not contain any specific prohibition on interested shareholder transactions.
•The Company is subject to the UK City Code which provides that, if an acquisition of an interest in a company’s shares were to increase the aggregate holding of an acquirer and its “concert parties” to an interest in the company’s shares carrying thirty percent (30%) or more of the voting rights in the company, the acquirer and, depending upon the circumstance, its concert parties, would be required (except with the consent of the UK Takeover Panel) to make an offer in cash (or accompanied by a cash alternative) for all other shares of the company at a price not less than the highest price paid for any interest in the company’s shares by the acquirer or its concert parties during the twelve (12) months prior to the announcement of the offer. A similar obligation to make such a mandatory offer would also arise on the acquisition of a company’s shares by a person (together with its concert parties) interested in the company’s ordinary shares carrying between thirty percent (30%) and fifty percent (50%) of the voting rights in the company if the effect of such acquisition were to increase the percentage of shares carrying voting rights in which such person is interested. See “Compliance with the UK City Code” for additional information.

Interested directors’ transactions
•Interested director transactions are permissible and may not be legally voided if:
othe material facts of the director’s interest are disclosed and a majority of the disinterested directors approve the transaction;
othe material facts of the director’s interest are disclosed and a majority of the shareholders entitled to vote approve the transaction; or
othe transaction is determined to have been fair to the corporation at the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

•A director must, immediately after becoming aware of the fact that such director is interested in a transaction or proposed transaction with the company, disclose to the board of directors the nature and extent of such director’s interest.
•Subject to the memorandum of incorporation and articles of incorporation, a director who is interested in a transaction may vote, attend meetings of the board of directors, sign documents and do any other thing in such director’s capacity as a director in relation to a transaction in which such director is interested as if such director was not interested in the transaction provided that such director has made the necessary declarations.
•A transaction in which a director is interested is voidable by the company at any time within three (3) months of the date after which the transaction is disclosed to the board of directors unless:
othe director’s interest was disclosed at the time the transaction was entered into or a disclosure was not required (e.g., if the transaction is entered into in the ordinary course of business and on usual terms and conditions);
othe transaction is ratified by the shareholders; or
othe company received fair value for the transaction.

Dividends
•The board of directors may declare and pay dividends, subject to any restrictions contained in the certificate of incorporation, upon the shares of the corporation’s capital stock either out of its surplus or, in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital.
In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of the corporation.

•A company may pay a dividend if the board of directors is satisfied on reasonable grounds that the company will, immediately after payment of the dividend, satisfy the statutory solvency test contained in the Guernsey Companies Law as well as any other requirement of the memorandum of incorporation or articles of incorporation.
•A dividend may be of such amount, be paid at such time and be paid to such members as the board of directors thinks fit; provided, however, that the directors must not authorize a dividend in respect of some but not all of the shares in a class or that is of a greater value per share in respect of some shares of a class than in respect of other shares of that class.
•Subject to the articles of incorporation, there is no requirement for dividends to be paid out of a particular account or source.

Variation of rights of class of shares	•A corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.
•A company may only vary the rights of a class of shareholders in accordance with the provisions of the articles of incorporation or, in the absence of such provisions, with the consent in writing from the holders of at least seventy-five percent (75%) in value of the issued shares of that class or by means of a special resolution passed by at least seventy-five percent (75%) in value of the issued shares of that class (excluding treasury shares) at a separate meeting of shareholders of that class.

Mergers and similar arrangements
•Under the DGCL, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.
•The DGCL also provides that a parent corporation may, by resolution of its board of directors, merge with any subsidiary of which it owns at least ninety percent (90%) of each class of capital stock without a vote by the shareholders of such subsidiary.

•Subject to the articles of incorporation, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a company may be negotiated and approved by the board of directors. Depending on the structure of such a transaction, a separate shareholder approval may be required.
•If within a period of four (4) months after the date of an offer being made in respect of a transfer of shares, the offer is approved or accepted by the shareholders comprising not less than ninety percent (90%) in value of the shares affected, the offeree may, within a period of two (2) months immediately after the threshold is achieved, give notice to any dissenting shareholders of its desire to acquire the remaining shares.
•On the expiration of one (1) month from the date of the notice to acquire, the offeror will be entitled to acquire the shares of the dissenting shareholder(s) by sending them a copy of the notice to acquire and by paying or transferring to them the consideration that such shareholder(s) is/are entitled to in respect of those shares, at which point the offeror shall be registered as the holder of those shares.

Appraisal rights
•A shareholder of a corporation participating in certain major transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by such shareholder in lieu of the transaction consideration.

•The Guernsey Companies Law does not specifically provide for any appraisal rights of shareholders. The Guernsey Companies Law does, however, give the Royal Court of Guernsey broad authority in respect of orders made pursuant to successful unfair prejudice claims under the Guernsey Companies Law.

Shareholder suits
•Class actions and derivative actions generally are available to shareholders for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

•A shareholder may commence or continue a claim as a representative of those with the same interests in the claim. Unless the court directs otherwise, any judgment in which a party is acting as a representative will be binding on all persons represented.
•Derivative actions are also available to shareholders in respect of a cause of action arising from an actual or proposed act or omission involving, among other things, breach of fiduciary duty and/or breach of trust by a director of the company.
•Costs are awarded by the court at its discretion. The normal order is for the winning party to recover its costs incurred in connection to the action.

Limitations on directors’ liability and indemnification of directors and officers
•A corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors or officers to the corporation or its shareholders for monetary damages for certain breaches of fiduciary duty. However, such provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (for directors only) the authorization of unlawful dividends, stock purchases or redemptions, or any transaction from which a director or officer derived an improper personal benefit, or (for officers only) any actions by or in right of the corporation. Moreover, these provisions would not be likely to bar claims arising under US federal securities laws.
•A corporation may indemnify a director or officer of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of any action, suit or proceeding by reason of such person’s position if (i) the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful.

•A company may include in its articles of incorporation provisions limiting the liability of its directors (and officers or other persons); provided, however, that any provision that purports to exempt a director from any liability in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
•Any provision by which a company directly or indirectly provides an indemnity for a director of the company, or any associated company, against any liability in connection with any negligence, default, breach of duty or breach of trust is void, except that:
oa company is not prevented from purchasing and maintaining for a director of the company, or any associated company, insurance against any such liability; and
osuch restriction does not apply to a qualifying third-party indemnity provision, which is a provision for indemnity against liability incurred by a director to a person other than the company or an associated company that does not provide any indemnity against a prescribed list of liabilities, including certain fines and penalties and liabilities incurred in defending certain proceedings.

Directors’ fiduciary duties
•Directors of a Delaware corporation owe fiduciary duties to the corporation and its shareholders. The two core duties are the duty of care and the duty of loyalty.
oThe duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.
oThe duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.
•In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, such director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

•The duties of directors in Guernsey are generally owed to the company and its shareholders as a whole rather than to any other person or particular shareholders (subject to certain exceptions) and arise from customary laws, statutory laws and contractual obligations.
•Customary law duties of directors include:
oa duty to act in good faith, in the best interests of the company and not for any collateral purpose;
oa duty to exercise powers for a proper purpose. Even if a director is acting in good faith and in the best interests of the company, such director must nevertheless use his or her powers for the proper purpose for which they were conferred;
oa duty to avoid and mitigate conflicts of interest; and
oa duty to account for profits. As a fiduciary, a director may not take a personal profit from opportunities arising from such director’s office, even if the director is acting honestly and in the best interests of the company. Any such profit must be paid to the company. A director’s entitlement to remuneration and payment of expenses will be governed by the company’s articles of incorporation.
•Statutory duties of directors include:
oa general duty to manage the business and affairs of the company; and
oconsidering a solvency test in various circumstances, including in authorizing distributions and dividends by the company to its shareholders.

Inspection of books and records
•All shareholders have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

•The register and index of members, register of directors, register of secretaries and copies of all resolutions of shareholders passed other than at general meetings and minutes of the proceedings of general meetings, in each case, in the last six (6) years after the date of the resolution, meeting or decision, as the case may be, must be open for the inspection by any shareholder of the company without charge during ordinary business hours. They must also be open for inspection by any other person upon payment of such fee as may be prescribed by the States of Guernsey Committee for Economic Development or such lesser fee as the company may request.
•When a company receives a request to inspect its records, the company must comply with that request in accordance with the Guernsey Companies Law or apply to the Guernsey courts for a direction not to comply.

Amendments of governing documents
•Subject to certain exceptions, amendments to the certificate of incorporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless the certificate of incorporation provides otherwise. Bylaws may be amended with approval of a majority of the outstanding shares entitled to vote thereon and may, if provided in the certificate of incorporation, also be amended by the board or directors.

•Subject to certain exceptions, such as the alteration of the statement of the company’s name, a company may only make or alter a provision of its memorandum of incorporation in accordance with the terms of the memorandum of incorporation or by unanimous resolution of all of its shareholders.
•A company may alter its articles of incorporation by means of a special resolution passed by at least seventy-five percent (75%) of the shareholders.

Dissolution and winding up
•Unless the board of directors approves the proposal to dissolve, dissolution must be approved by all of the shareholders. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares.

•A company may be dissolved by means of a compulsory or voluntary winding up or a compulsory or voluntary striking off.
•An application for the voluntary winding up requires a special resolution of the members passed by a majority of at least seventy-five percent (75%) of the shareholders and a declaration of solvency stating that, in the opinion of the board of directors, the company satisfies the statutory solvency test.
•An application for the voluntary striking off must be made by the board of directors and be accompanied by a declaration of compliance confirming that all requirements of the Guernsey Companies Law with respect to the striking off have been complied with.